Exhibit 23.3

Chang G. Park, CPA, Ph. D. t 2667 CAMINO DEL RIO SOUTH PLAZA B t SAN DIEGO t CALIFORNIA 92108 t t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 764-5480 t E-MAIL changgpark@gmail.comt

February 25, 2011

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-11/A Amendment No. 1 of our review report dated August 25, 2010, with respect to the unaudited interim financial statements of HOMEOWNUSA included in Form S-11/A Amendment for the period ended July 31, 2010. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Chang G. Park

Chang G. Park, CPA

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board